Exhibit 4.23

December 18, 2017

Messrs.

PLUSPETROL S.A.

Lima 339

Buenos Aires

Argentina

REF: IRREVOCABLE OFFER, DECEMBER 18, 2017

Dear Sirs,

In accordance with recent negotiations, GeoPark Argentina Ltd., a company duly organized and validly existing under the laws of Bermuda with a branch registered and domiciled in Florida 981, Piso 2, Buenos Aires Argentina (“Buyer”), hereby submits this irrevocable sale and purchase offer to enter into a sale and purchase and assignment agreement (the “Offer”) to PLUSPETROL S.A., a sociedad anónima duly organized and validly existing under the laws of Argentina and domiciled in Lima 339, Buenos Aires, Argentina (“Seller”), subject to the terms and conditions set forth below (including all schedules hereto).

This Offer shall be irrevocable and remain open for acceptance until 11:59 p.m. (Buenos Aires time) on the date hereof, after which time this Offer shall expire and terminate automatically without further notice.

The Seller and the Buyer may sometimes hereinafter be referred to individually as a “Party” and collectively as “Parties”.

This Offer shall be deemed accepted and the Agreement shall be deemed fully executed and delivered if, on or before 11:59 p.m. (Buenos Aires time) the date hereof the Seller deliver an instruction to Buyer informing the bank account to which the Security Deposit shall be wired (the “Seller Account”) as stated in Section 3.2.

If Seller were to accept this Offer pursuant to the immediately preceding paragraph, the rights and obligations under which Seller and Buyer will be bound shall be those arising from the terms and conditions of this Offer and those terms and conditions shall govern the relationship between Seller and Buyer relating to the subject matter thereof.

TERMS AND CONDITIONS OF THE OFFER

THIS SALE AND PURCHASE AND ASSIGNMENT AGREEMENT (this “Agreement”) is entered into between Seller and Buyer.

RECITALS

WHEREAS, Seller is holder of (a) the following hydrocarbon concessions: CNQ-12 Aguada Baguales (granted by Decree of the National Executive Branch No. 1758/1990, as amended by Decree of the Governor of the Province of Neuquén No. 2100/2008) (“Aguada Baguales”), CNQ-15 El Porvenir (granted by Decree of the National Executive Branch No. 1758/1990, as amended by Decree of the Governor of the Province of Neuquén No. 2100/2008) (“El Porvenir”) and CNQ-27 Puesto Touquet (granted by Decree of the National Executive Branch No. 143/1992, as amended by Decree of the Governor of the Province of Neuquén No. 2100/2008) (“Puesto Touquet”), and (b) the hydrocarbon transport concession granted by Administrative Decision of the National Chief of Cabinet of Ministers No. 519/98 (the “Transport Concession”, and together with Aguada Baguales, El Porvenir and Puesto Touquet, the “Concessions”), in all cases granted pursuant to Law No. 17,319 (as amended); and

WHEREAS, the Seller desires to sell, assign and transfer to the Buyer, and the Buyer desires to acquire from the Seller the Concessions and some assets related thereto, and upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and the benefits to be derived under this Agreement, the Parties hereby agree as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.1       The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meanings as defined in this Agreement. All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made parts of this Agreement as if set forth in full herein. Any disclosure made in one Schedule will be deemed to be disclosed in all Schedules and under this Agreement to the extent it is reasonably apparent that such disclosure is applicable thereto. Inclusion of any item in a Schedule does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality. Unless expressly provided to the contrary, the terms “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular section or other provision of this Agreement. References to the singular shall include the plural, and vice versa. Except as otherwise expressly provided herein, any reference in this Agreement to any contract or agreement shall mean such contract or agreement as amended, restated, supplemented or otherwise modified from time to time. “Include” and “including,” as used in this Agreement, shall mean include or including without limiting the generality of the description preceding such term.

1.2       For all purposes hereof:

“Affiliate” means a Person which controls, or is controlled by, or which is controlled by entity Person which controls a Party. “Control” means (a) the ownership directly or indirectly of more than fifty percent (50%) of the shares or voting rights in the company, partnership or legal entity, or (b) the power to direct or cause the direction of the management and policies in the company, partnership or legal entity or (c) the right to appoint or remove a number of directors necessary to decide all matters on the board of directors of the company, partnership or legal entity.

“Agreement” means this Sale and Purchase and Assignment Agreement together with its Schedules, Exhibits, and any valid extension, renewal or amendment thereof.

“Argentine Antitrust Approval” means the authorization required by Argentine Antitrust Law for the transactions contemplated by this Agreement.

“Argentine Antitrust Law” means any Law of Argentina intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, or harm to competition (including, without limitation, Argentine Antitrust Law Nº 25,156 as amended by Argentine Legislative Decree N° 396/2001 and implemented by, inter alia, Argentine Regulatory Decree N° 89/2001 and Argentine Resolution SDyCS N° 40/2001, as amended and complemented from time to time).

“AR$” means Argentine currency (Peso).

“Assets” means the Concessions and the Property, in each case at the date that may correspond according to the context.

“Big Three Accounting Firm” means Deloitte, Ernst & Young or KPMG.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Buenos Aires, Argentina and New York, United States are authorized or required by Law to close.

“Buyer” has the meaning given thereto in the introductory paragraph.

“Closing” shall have the meaning assigned to such term in Section 4.1.

“Closing Date” means the date on which the Closing shall occur.

“Concessions” has the meaning given to it in the Recitals.

“Consideration Adjustment” means the sum of all Monthly Exploitation Results as from the Economic Date to Closing Date.

“Contracts with Suppliers” means those contracts described in Schedule 1.2 (Contracts with Suppliers), as this list may be adjusted subject to the provisions of Section 6.1 (b).

“Default Interest Rate” means LIBOR plus five percent (5%).

“Draft Public Deed” means the minuta de escritura pública as transcribed in Schedule 6.3(d).

“Economic Date” means the Execution Date.

“Employee” means any individual working in connection with the Concessions, which, at the execution hereof, are those described in Schedule 1.2(Employees).

“Encumbrance” means any mortgage, pledge, lien, hypothecation, trust, assignment by way of security or any other security interest of any kind however created or arising or any other agreement or arrangement (including, without limitation, a sale and repurchase arrangement) having similar effect, an option to purchase, a right of first refusal, right of first offer or other pre-emptive or preferential right to purchase, a farm-out agreement under which earning has not occurred, any royalty or overriding royalty other than statutory royalties, a net profits interest, a carried working interest, a right to convert a royalty to a working interest on payout of a well or any other agreement or arrangement having a similar effect, any obligation or burden to treat, process or transport hydrocarbons produced by any third parties or any other agreement or arrangement having a similar effect, in all cases other than as created or arising out of applicable law (including statutory obligations to transport hydrocarbons to third parties).

“Environmental Laws” means those laws, statutes, rules, permits, and regulations applicable to the activities under the Concessions concerning (i) harm or damage to, or the protection of the environment (or any compensation in respect) arising in respect of such harm or damage to the environment; and (ii) the presence, generation, management, extraction, transportation, storage, treatment, disposal, deposit, abandonment, emission, discharge, release or escape of dangerous substance.

“Execution Date” means the date on which this Agreement is executed by Seller and the Buyer.

“Extension Agreement” means such Acta Acuerdo dated November 11, 2008 entered into by Seller and the Province of Neuquén to extend all of the Sellers concessions in the Province of Neuquén, including the Concessions approved under Province of Neuquén Decree 2100/08.

“GAAP” means the Generally Accepted Accounting Principles in Argentina, as recepted by the Federación Argentina de Consejos Profesionales de Ciencias Económicas.

“Government” means the government of the Republic of Argentina, the Province of Neuquén and any Governmental Entity within Argentina or, as the context of the Agreement relates, outside Argentina.

“Governmental Entity” means any ministry, commission, department, agency, municipality, company, political subdivision or instrumentality of the Government (including any province of Argentina), or any court of competent jurisdiction or other governmental authority of the Government.

“ICC” shall have the meaning ascribed to such term in Section 18(b).

“ICC Rules” shall have the meaning assigned to such term in Section 18(b) hereof.

“Interim Period” means the term between the Execution Date and the Closing Date.

“Inventories”: means (x) the crude oil inventory as of Closing Date plus (y) the materials inventory as of Closing Date, as calculated by Seller.

“Law” means any statute, act, rule, regulation, ordinance, or order, or any standards or codes having the force of law, enacted or promulgated by any Governmental Entity.

“LIBOR” means the rate which appears on the Bloomberg BBAM Page (or any page which replaces such page) for deposits in USD with maturities of 30 days (and, if more than one rate is specified on the Bloomberg BBAM Page, then the applicable rate shall be the arithmetic mean of all such rates); provided that, if such Bloomberg Page is not available, then LIBOR means the average (excluding the highest and the lowest) of the offered quotations of five or more reference banks selected by the Seller from among major banks in the London interbank market for USD deposits of amounts comparable to the outstanding debt with maturities of 30 days, determined as of 11:00 a.m. (London time) on the determination date.

“Monthly Exploitation Results” means the results, capital expenditures and other adjustments attributable to the Assets, on an accrual basis, for any calendar month, expressed in USD, as calculated in accordance with Schedule 1.2 (Consideration Adjustment), provided however, that no results, capital expenditures and other adjustments accrued before the Economic Date or after the Closing date shall be included.

“Non-Registered Property” means the non-registered assets (activos no registrables) directly used by the Seller in the exploitation of Concessions, in each case at the date that may correspond according to the context. A list of the Non-Registered Property as of the Closing Date shall be delivered by Seller at Closing.

“Negative Antitrust Decision” has the meaning set forth in Section 6.3(d).

“Notary Public” means the notary public to be selected and appointed by Buyer with prior Seller’s consent, which shall not be unreasonably withheld or rejected, to notarize the assignment of the Concessions and the Registered Property. Buyer shall inform to Seller the name and address of the selected Notary Public in writing reasonably in advance of the Closing Date.

“Permits” means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers or other approvals and licenses relating to the Assets.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Price for the Property” means the aggregate price for each item of Property as of the Closing Date.

“Property” means (x) the Non-Registered Property, (y) the Registered Property and (z) the Inventories, in each case at the date that may correspond according to the context.

“Purchase Price” means United State Dollars Fifty Two Million (USD 52.000.000,00).

“Registered Property” means the registered assets (bienes registrables) directly used by the Seller in the exploitation of Concessions, in each case at the date that may correspond according to the context. A list of the Registered Property as of the execution hereof is included in Schedule 1.2(Registered Property).

“Security Deposit” shall have the meaning ascribed to it in Section 3.2.

“Surface Rights” means all rights currently held by Seller and arising out of the Concessions to enter, occupy, cross or otherwise use or enjoy the surface of any lands covering or relating to the Concessions upon which the Property is situated, used to gain access to or in connection with the ownership or operation of the Concessions and the Property.

“Taxes” means all taxes, including income tax, surtax, remittance tax, capital gains tax, presumptive tax, net wealth tax, value-added tax, withholding tax, gross receipts tax, real property tax, sales tax, use tax, excise tax, ad valorem tax, tax on debits and credits on bank accounts, customs duties, stamp tax, documentary tax, registration tax, motor vehicle tax, alternative or add-on minimum tax, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by, for, or under the authority of any Argentine Governmental Entity.

“Termination Date” shall have the meaning assigned to such term in Section 9.1(iii).

“Termination Damages” shall have the meaning assigned to such term in Section 9.4.

“USD” is the abbreviation of United States Dollars and means the legal currency of the United States of America.

“VAT” means the value added tax existing in the Republic of Argentina.

“Well” means any and all wells drilled in the Concessions in furtherance of hydrocarbon operations, whether active, inactive or abandoned, and irrespective of any qualities or classifications, excluding service wells or pozos freatrimétricos.

SECTION 2

AGREEMENT TO ASSIGN

Subject to the terms and conditions set out in this Agreement: (i) Seller does hereby agree to grant, sell, convey, assign and transfer the Assets to Buyer at Closing Date; and (ii) Buyer does hereby agree to purchase and acquire the Assets from Seller at Closing Date.

SECTION 3

COMPENSATION

3.1       Purchase Price. Consideration.

As provided in Section 3.3, in consideration of the sale and transfer of the Concessions and the Property as of the Closing Date, the Buyer shall pay to the Seller the Purchase Price.

3.2       Security Deposit.

In order to secure the payment of the Termination Damages Buyer, upon execution hereof, shall wire transfer, in immediately available funds, in USD and to an account specified by the Seller, an amount equal to 30% of the Purchase Price (the “Security Deposit”). Buyer hereby pledges to Seller, as the secured party, as security for the payment of the Termination Damages, and grants to Seller, a first priority continuing prenda against the Security Deposit. In no event the Security Deposit shall be construed as a down, advance or anticipated payment of the Purchase Price.

The transfer of the Security Deposit shall be deemed a necessary condition for the execution of this Agreement.

Seller shall exercise reasonable care to assure the safe custody of the Security Deposit to the extent required by applicable law, and in any event Seller shall be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, Seller shall have no duty with respect to the Security Deposit. The Security Deposit shall accrue no interest in favor of Buyer, provided, however, that if the Security Deposit is returned to Buyer as provided in Sections 9.4 (a) then, together with the reimbursement of the Security Deposit, the Seller shall pay to the Buyer an amount equal to the interest accrued by the Security Deposit as provided in Section 9.4(a).

Seller shall be entitled to hold the Security Deposit or to appoint an agent (a “Custodian”) to hold the Security Deposit for the Seller. The holding of the Security Deposit by a Custodian shall be deemed to be the holding of the Security Deposit by Seller for which the Custodian is acting. Seller shall have the right to invest, use, commingle or otherwise dispose of, or otherwise use in its business the Security Deposit. Seller shall be liable vis a vis Buyer for the Custodian´s performance of its obligations.

3.3        Purchase Price Payment.

At Closing, (a) the Security Deposit shall be credited to the Seller as payment of the Purchase Price, (b) Buyer shall pay the outstanding amount of the Purchase Price to Seller and (b) Buyer shall pay the Seller the corresponding VAT applicable on the transfer of the Property as of the Closing Date as required by Argentine tax law, which amount shall be calculated by Seller based on the Price for the Property.

The part of the Purchase Price attributable to the transfer of the Property shall be invoiced by the Seller to the Buyer (which invoice shall include the corresponding VAT applicable on the transfer of the Property as of the Closing Date as required by Argentine tax law).

Any payments hereunder shall be in cash, by wire transfer, in immediately available funds, in USD and to an account specified by the Seller located in New York or in any other place.

The Seller shall receive the Purchase Price free and clear of any deduction, discounts, withholdings and any tax applicable according to Argentine Law.

3.4       Interest.

If the Buyer fails to pay when due any amounts due pursuant to Section 3 hereof, the Buyer shall bear interest on any amount not paid from the date due until paid in full at the Default Interest Rate.

3.5       Consideration Adjustment.

Within twenty (20) Business Days after Closing, Seller will calculate and send to Buyer the Consideration Adjustment.

After receiving the Consideration Adjustment from Seller, Buyer will have twenty (20) Business Days to review and object any concept included in the Consideration Adjustment, including the reasons supporting the objection. In case the Buyer does not object the calculation within the mentioned period, it will be understood that the Consideration Adjustment sent by Seller is correct, final and binding between the Parties.

If an objection to the calculation occurs, both Parties will cooperate in good faith in order to solve the dispute. If, after five (5) Business Days from the presentation of the objection, the Parties do not reach an agreement regarding the Consideration Adjustment, a Big Three Accounting Firm mutually agreeable to both Parties will determine, conclusively and without appeal, the Consideration Adjustment, in accordance with GAAP, the provisions of Section 773 of the Código Procesal Civil y Comercial de la Nación and this Agreement. The Parties will equally share all related cost and expenses incurred in the said determination.

Once the Consideration Adjustment shall have become final and binding upon the Parties as a result of the procedure set forth above, the corresponding Party shall pay to the other Party within the following 5 Business Days. If the Consideration Adjustment is positive, the Seller will pay an amount equivalent to the Consideration Adjustment to Buyer; and if the Consideration Adjustment is negative, the Buyer will pay an amount equivalent to the Consideration Adjustment to Seller.

3.6       Currency for Payments.

(a)	Each Party expressly waives and relinquishes any defense to excuse any payment obligation hereunder in USD, including in case of caso fortuito, fuerza mayor or as provided in Articles 332 or 1091 of the Código Civil y Comercial de la República Argentina, and expressly waives and relinquishes any rights to pay in another currency any amounts owed in USD hereunder as may be granted by the Article 765 of the Código Civil y Comercial de la República Argentina or any other provision. In the event that, for any Party, it is not possible or it is not permitted pursuant to applicable Law to access the foreign exchange market to make payments in USD as established hereunder, such Party shall, to the extent permitted by applicable Law, deliver to the other Party (the “Receiving Party”), at Receiving Party’s sole option, the following: (i) an amount of Argentine Pesos necessary to acquire (at Receiving Party’s sole option) an amount of Par Bonds, Quasi-Par Bonds, Discount Bonds, BODEN or any debt securities denominated in USD issued by the Argentine Republic, for a nominal value sufficient so that, once such debt securities are traded and settled in New York (USA) or Zurich (Switzerland) (at Receiving Party’s option), the USD amount received, net of expenses, taxes, fees and commissions, equals the USD amount owed under this Agreement, or (ii) (at Receiving Party’s sole option) an amount of Par Bonds, Quasi-Par Bonds, Discount Bonds, BODEN or any debt securities denominated in USD issued by the Argentine Republic, for a nominal value sufficient so that, once such debt securities are traded and settled in New York (USA) or Zurich (Switzerland) (at Receiving Party’s option), the USD amount received, net of expenses, taxes, fees and commissions, equals the USD amount owed under this Agreement. In this case, any USD amount due and unpaid hereunder shall be considered paid only when the corresponding USD amount shall have been received by the Receiving Party.

(b)	With respect to any amount denominated in Argentine Pesos, the equivalent amount thereof in Dollars at a specific date shall be obtained by converting such amount into Dollars at the rate for the acquisition of USD offered by Banco de la Nación Argentina (“Cotización DIVISAS VENTA”) at the close of business of the Business Day immediately preceding the referred date.

SECTION 4

CLOSING

4.1       Closing.

Closing of the transactions contemplated hereby (the “Closing”) shall take place in the offices of Seller in the Province of Neuquén within ten (10) Business Days after fulfillment of the conditions to Closing set forth in Section 4.3 (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing) or at such other time and/or place as the Parties may agree in writing, provided that all of the obligations set forth in Section 4.2 and the conditions to Closing are fulfilled, satisfied or waived at Closing in accordance with this Agreement.

4.2       Closing Obligations.

At the Closing:

(a)          the Seller:

(i)	shall execute before the Notary Public the corresponding escrituras públicas (the form of which shall be mutually agreeable to the Seller and the Buyer and which shall be substantially similar to the Draft Public Deed) transferring the ownership of the Concessions to the Buyer;

(ii)	shall execute before the Notary Public the corresponding escrituras públicas (the form of which shall be mutually agreeable to the Seller and the Buyer) or other necessary documentation transferring the Registered Property as of the Closing Date to the Buyer;

(iii)	shall tender the operatorship of the Concessions and deliver the Property as of the Closing Date to the Buyer; and

(iv)	shall issue and deliver to Buyer a certificate executed by a duly empowered officer of Seller confirming that conditions reflected by Seller’s representations & warranties made as of the Execution Date under any of Sections 5.1 (g) through to Sections 5.1 (m) remains true and accurate as of the Closing Date, or otherwise issue and deliver to Buyer a certificate specifying any changes occurred during the Interim Period in conditions reflected by Seller’s representations & warranties under any of Sections 5.1 (g) through to Sections 5.1 (m).

(b)         the Buyer:

(i)	pay to the Seller the Purchase Price;

(ii)	shall execute before the Notary Public the corresponding escrituras públicas (the form of which shall be mutually agreeable to the Seller and the Buyer and which shall be substantially similar to the Draft Public Deed) receiving the ownership of the Concessions from the Seller;

(iii)	shall execute before the Notary Public the corresponding escrituras públicas (the form of which shall be mutually agreeable to the Seller and the Buyer) or other necessary documentation receiving the ownership of the Registered Property as of the Closing Date from the Seller; and

(iv)	shall take over the operatorship of the Concessions and receive the Property as of the Closing Date from the Seller; and

(c)	the Seller and the Buyer shall comply with all other matters decided in this Agreement that shall be performed at the Closing.

4.3         Conditions to Closing.

(a)	Conditions to the Buyer’s obligations.

The obligation of the Buyer to consummate the acquisition of the Assets at the Closing is subject to the satisfaction (or waiver by the Buyer in writing) as of the Closing Date of the following conditions:

(i)	notice to the Parties by the corresponding Governmental Entity of the firm and unconditioned authorization to the assignment of all the Concessions set forth hereunder, as provided in Section 72 of the Law No. 17,319;

(ii)	written certification issued by the corresponding Governmental Entity to the Seller attesting that no taxes are due by the Seller in connection with the Concessions, as provided in Section 74 of the Law No. 17,319;

(iii)	the representations and warranties of the Seller in this Agreement shall be true and correct, in all material respects, as of the date hereof and as of the time of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, in all material respects, on and as of such earlier date);

(iv)	the Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by the time of the Closing;

(v)	there shall not be pending or threatened any dispute, claim, demand, suit, action or proceeding, whether by the Government or any other Person (a) challenging or seeking to restrain or prohibit the purchase and sale of the Assets or any of the other transactions contemplated by this Agreement or seeking to obtain from the Buyer or any of its Affiliates in connection with the purchase and sale of the Assets any payments, charges, damages, or compensation that would be reasonably likely to materially reduce the benefits to the Buyer of the transactions contemplated hereunder or (b) seeking to prohibit the Buyer or any of its Affiliates from effectively controlling in any material respect the Assets; and

(vi)	the Permits, authorizations, designations, approvals, consents and waivers of all third parties, necessary or required, if any, to effect the sale of the Assets and other transactions contemplated by this Agreement, other than such consents and waivers the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of either Party to consummate the transactions contemplated hereby or on the operation of the Assets shall have been obtained; provided, however, that no grant of any such Permit, authorization, designation, approval, consent or waiver shall be conditional on any additional commitment or obligation of the Buyer that would be reasonably likely to materially reduce the benefits to the Buyer of the transactions contemplated hereunder.

(b)	Conditions to Seller’s Obligations.

The obligation of the Seller to consummate the sale and delivery of the Assets to the Buyer at the Closing is subject to the satisfaction (or waiver by the Seller in writing) as of the Closing of the following conditions:

(iv)	notice to the Parties by the corresponding Governmental Entity of the firm and unconditioned authorization to the assignment of all the Concessions set forth hereunder, as provided in Section 72 of the Law No. 17,319;

(ii)	written certification issued by the corresponding Governmental Entity to the Seller attesting that no taxes are due by the Seller in connection with the Concessions, as provided in Section 74 of the Law No. 17,319;

(iii)	the representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(iv)	the Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing;

(v)	there shall not be pending or threatened in writing any suit, action or proceeding, whether by the Government or any other person, challenging or seeking to restrain or prohibit the purchase and sale of the Assets or any of the other transactions contemplated by this Agreement or seeking to obtain from the Seller or any of its Affiliates in connection with the purchase and sale of the Assets any payments, charges, damages, or compensation that would be reasonably likely to materially reduce the benefits to the Seller of the transactions contemplated hereunder; and

(vi)	the Permits, authorizations, designations, approvals, consents and waivers of all third parties, necessary or required, if any, to effect the sale of the Assets and other transactions contemplated by this Agreement, other than such consents and waivers the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of either party to consummate the transactions contemplated hereby shall have been obtained; provided, however, that no grant of any such Permit, authorization, designation, approval, consent or waiver shall be conditional on any commitment or obligation of the Seller that would be reasonably likely to materially reduce the benefits to the Seller of the transactions contemplated hereunder.

4.4       Frustration of Closing Conditions.

Subject to Section 9(1)(b)(iii), neither the Buyer nor the Seller may rely on the failure of any condition set forth in Section 4.3 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use all reasonable commercial efforts to cause the Closing to occur.

SECTION 5

REPRESENTATIONS AND WARRANTIES

5.1       Seller Representation and Warranties:

The Seller hereby represents and warrants to the Buyer as at the Execution Date and at Closing Date (except as otherwise provided in the specific clause) as follows:

(a)	Organization and Standing.

Seller is a sociedad anónima duly incorporated, validly existing and in good standing under the Law of Argentina and is duly registered in the Republic of Argentina and has the power to own its assets and carry on its business as it is being conducted.

(b)	Authority.

The Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and properly taken, and no further shareholder action on the part of the Seller is required. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Law affecting creditors’ rights generally and general principles of equity.

(c)	No Conflicts.

The execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance of any kind upon any of the Assets at Closing under, any provision of:

(i)	the charter, the by-laws or equivalent governing instruments of the Seller;

(ii)	any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Seller are a party or to which any of the Assets is subject; or

(iii)	any judgment, order, decree or Law applicable to the Seller or the Assets;

and which have or could reasonably be expected to have a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby.

(d)	Title to the Assets

Seller is the sole and beneficial owner of the Assets and the Assets are free and clear of Encumbrances, except for any statutory royalties or rights of Governmental Entities in Argentina under the Concessions.

(e)	Bankruptcy

There are no bankruptcy, reorganization or arrangement proceedings pending against, or, to the knowledge of the Seller, threatened by any third party or by any judicial or governmental authority due to insolvency or lack of compliance of Seller’s obligations, against the Seller; and

(f)	Brokerage Fees and Commissions

Neither the Seller nor any Affiliate of the Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which the Buyer shall incur any liability.

(g)	Litigation.

At Execution Date, and except as set forth in Schedule 5.1(g), the Seller has not received any notification regarding the existence of any litigation, dispute or arbitration proceedings, in progress or filed involving directly or indirectly the Assets, and which would, individually or in the aggregate, if adversely ruled against Seller, prevent, delay or impair the consummation of the transactions contemplated in this Agreement.

(h)	Compliance.

At Execution Date, and except as disclosed in Schedule 5.1(h) and to the best of its knowledge, Seller has complied with all its obligations under the Concessions and other concession-related agreements, other than those which breach could reasonably be expected to have a material adverse effect on the Concessions. No act or omission by the Seller has occurred at the Execution Date which, to the knowledge of the Seller, could be expected to result in a material breach or termination of any of the Concessions.

(i)	Contracts with Suppliers.

All of Sellers contracts, purchase orders and/or business relations in effect at the Execution Date with any vendors, providers or contractors serving the operations of Seller in the Concessions are listed in Schedule 1.2(Contracts with Suppliers). At the Execution Date, Seller has not received any notification regarding the existence of a breach of or default of any of the Contracts with Suppliers.

(j)	Employees.

All of Seller Employees are identified specifically in Schedule 1.2(Employees). Moreover, at the Execution Date, Seller is not in breach of or default of any of its labor obligation in relation to any Employees.

(k)	Environmental.

At the Execution Date, except as set forth in Schedule 5.1(k), Seller has not received any notification with respect to a breach of an Environmental Law which is in progress and which would affect the transfer of the Assets.

(l)	Permits.

Except as provided in Sections 4.3 (a) (i) and (ii) and Section 6.3(d)(ii), at the Execution Date Seller has not received any notification with respect to the existence of other Permits, authorizations, designations, approvals, consents and waivers of any third parties which are necessary or required to effect the sale of the Assets and other transactions contemplated by this Agreement, other than such consents and waivers the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of either Party to consummate the transactions contemplated hereby or on the operation of the Assets shall have been obtained.

(m)	Royalties and canons.

At the Execution Date, Seller has timely assessed and paid, in accordance with, and subject to the terms provided under applicable legislation, all royalties and canons sworn statements related to the Concessions, other than those which breach could not reasonably be expected to have a material adverse effect on the Concessions.

(n)	Investment Obligations under the Extension Agreement.

Until the Execution Date, Seller has fulfilled all development investments and exploration investments in each of the Concessions and incurred all other costs and expenses required to satisfy all investment obligations under the Extension Agreement for all accrued periods.

(o)	Wells

At the Execution Date, to the best of Seller’s knowledge, all Wells existing in the Concession are those listed in Schedule 5.1(o).

5.2	Buyer Representation and Warranties:

The Buyer hereby represents and warrants to the Seller as at the Execution Date and at Closing Date as follows:

(a)	Organization and Standing.

The Buyer is a company duly organized, validly existing and in good standing under the Law of Bermuda, with a branch registered in the City of Buenos Aires, Argentina. The Buyer has full corporate power and authority to own, lease or otherwise hold the Assets and conduct its business in the manner presently conducted, is duly qualified to conduct business in Argentina and each other jurisdiction where the nature of its business or its ownership or leasing of assets makes such qualification necessary, and meets all and every necessary legal, financial and technical qualities and requirements required under applicable law in order to become titleholder of the Assets.

(b)	Authority.

The Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and properly taken, and no further corporate action on the part of the Buyer is required. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Law affecting creditors’ rights generally and general principles of equity.

(c)	No Conflicts.

The execution and delivery of this Agreement do not and shall not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, (i) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (ii) give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or (iii) result in the creation of any Encumbrance of any kind upon any of the assets of the Buyer under, any provision of:

(i)	the charter, the by-laws or equivalent governing instruments of the Buyer;

(ii)	any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Buyer are a party or to which any of the Assets is subject; or

(iii)	any judgment, order, decree or Law applicable to the Buyer or the Assets;

and which have or could reasonably be expected to have a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby.

(d)	Availability and source of Funds

The Buyer has, or at the Closing Date or at other different payment dates shall have, cash available sufficient to enable it to consummate the transactions contemplated by this Agreement, including but not limited to payment of the Purchase Price.

The funds applied and to be applied to the payment of the Purchase Price and the Security Deposit do not and will not represent proceeds of crime for the purpose of any applicable anti-money laundering or anti-terrorism Law to with it is subject, and it is in compliance with, and has not previously violated, any applicable anti-money laundering, anti-corruption and anti-terrorism Law to with it is subject.

(e)	Consents

Except for consents or approvals of or filings with applicable Governmental Entities in connection with the assignment of the Assets pursuant to this Agreement, no consent, approval, authorization or permit of, waiver by, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by the Buyer, or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by the Buyer.

(f)	Brokerage Fees and Commissions

Neither the Buyer nor any Affiliate of the Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which the Seller shall incur any liability.

(g)	Knowledgeable Investor

The Buyer is an experienced and knowledgeable investor in the oil and gas business, the Buyer shall be able to bear the economic risks of its acquisition and ownership of the Assets and is capable of evaluating the merits and risks of the Assets and the Buyer’s acquisition and ownership thereof. Prior to entering into this Agreement, the Buyer was advised by its counsel and such other persons it has deemed appropriate concerning this Agreement, provided that the Buyer’s consultations and investigations shall not relieve the Seller of any liability with respect to its representations and warranties hereunder. The Buyer has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Assets, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto. Without limiting the generality of the foregoing, and notwithstanding any other provision within this Agreement to the contrary, the Buyer acknowledges and agrees that Seller makes no representations or warranties other than those expressly made herein, and specifically that the Seller makes no representations or warranties as to (i) the amount of petroleum, gas, condensate or other reserves attributable to the Assets, (ii) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations, (iii) any forecast of expenditures, budgets or financial projections, or (iv) the condition or producibility of reservoirs.

(h)	Bankruptcy

There are no bankruptcy, reorganization or arrangement proceedings pending against, or, to the knowledge of the Buyer, threatened by any judicial or governmental authority due to insolvency or lack of compliance of the Buyer’s obligations, against the Buyer.

(i)	Qualification

The Buyer is duly qualified under applicable law to become the holder of the Concessions and the Property as of the Closing Date, and has all the Permits required therefor.

(j)	Permits

Except as provided in Sections 4.3 (b) (i) and (ii) and Section 6.3(d)(ii), at the Execution Date Buyer has not received any notification with respect to the existence of other Permits, authorizations, designations, approvals, consents and waivers of any third parties which are necessary or required to effect the sale of the Assets and other transactions contemplated by this Agreement, other than such consents and waivers the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of either Party to consummate the transactions contemplated hereby or on the operation of the Assets shall have been obtained.

SECTION 6

COVENANTS

6.1	Covenants of the Seller.

Between the Execution Date and Closing Date the Seller covenants and agrees as follows:

(a)	Further Assurances.

The Seller shall promptly notify the Buyer of, and furnish to the Buyer any information of any event or condition between the Execution Date and Closing Date that (i) would have a material adverse effect on the Assets, or (ii) would cause any of the conditions to the Buyer’s obligation to consummate the purchase and sale of the Assets not to be fulfilled. Furthermore, Seller shall provide to Buyer, as soon as reasonably possible from the receipt by Seller: (i) any written notice of default or termination received or given by Seller in connection with the Concessions; (ii) any written notice of any material pending or threatened claim, demand, action, suit, inquiry or proceeding received or given by Seller related to the Concessions; and (iii) any information relating to any material damage, destruction or loss to major assets under the Concessions.

(b)	Conduct of Business.

The Seller shall not at any time between the Execution Date and Closing Date: (i) amend, novate, relinquish, supplement or terminate the Concessions (or agree to do so), (ii) waive or agree to waive any of its rights or remedies under the Concessions insofar as such rights and remedies relate to or materially affect the Assets; and (iii) create any Encumbrances over any of the Assets.

Seller shall carry on business with respect to the Concessions as a reasonable and prudent operator in Argentina and in a manner consistent with Seller’s past practices, and shall comply with all its material obligations under the Concessions.

Seller shall not terminate any labor contract with an Employee without just cause. Seller should comply with its labor and social security obligations in relation with all its personnel related to the Concessions.

Seller shall maintain in force and effect the Contracts with Suppliers, except for those cases which it deem reasonable, timely and convenient to modify or terminate them, and/or to execute new Contracts with Suppliers, acting as a reasonable and prudent operator. Seller shall notify Buyer promptly of any modification to the Schedule 1.2(Contracts with Suppliers) as provided herein.

(c)	Seller shall inform Buyer with five (5) calendar days´ advance notice and allow the Buyer to participate in any decision related to the Assets to commit capital expenditures that exceed the amount of at least USD 100,000 per month.

(d)	Seller shall allow Buyer to appoint, at its sole risk and expense, up to two (2) representatives to make contact with the operations of the Assets, in coordination with a representative to be appointed by Seller, to inspect the field operations in the Concessions and to attend the daily production meeting during the Interim Period. In case the Interim Period extends past 3 months, the number of Buyer representatives shall increase to four (4).

(e)	On a monthly basis, within the first ten (10) calendar days, Seller will send Buyer financial updates including information regarding sales, operational and capital expenditures for such period.

(f)	Upon previous coordination between the Parties, Seller shall allow Buyer to visit the Concession´s area and inspect the Assets during normal business hours.

(g)	Seller shall provide Buyer, as soon as reasonably possible and on a fortnightly basis, any information reasonably requested by Buyer related to the Assets.

6.2	Covenants of the Buyer.

Immediately after the execution of this Agreement, the Buyer (i) shall use its reasonable commercial efforts to be qualified under Law to own the Assets and (ii) shall use its reasonable commercial efforts to comply with all necessary governmental requirements regarding corporate guarantees as may be required for its ownership of the Assets, including those requirements in Section 6.3(d).

6.3	Mutual Covenants.

The Seller and the Buyer covenant and agree as follows:

(a)	Cooperation.

The Buyer and the Seller shall cooperate with each other, and shall cause their officers, employees, agents, Affiliates and representatives to cooperate with each other, for the period reasonably necessary following the Execution Date of this Agreement to ensure the orderly transition of the Assets from the Seller to the Buyer and to minimize any disruption to the respective businesses of the Seller or the Buyer that might result from the transactions contemplated hereby. After the Execution Date and up to Closing Date, upon reasonable prior written notice by one of the Parties, the other Party shall furnish or cause to be furnished to the requesting Party, any information and assistance relating to the Assets which is reasonably necessary to ensure the orderly transition of the Assets. After the Closing, upon reasonable written notice, the Buyer and the Seller shall furnish or cause to be furnished to each other and their employees, counsel, Affiliates and representatives, original technical records available to the delivering Party, and access, during normal business hours, to such information and assistance relating to the Assets as is reasonably necessary for financial reporting and accounting matters relating to the Assets.

(b)	Publicity.

No press release or written public announcements concerning the transactions contemplated hereby shall be issued by either Party or its Affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange having jurisdiction over the Party or its Affiliates, in which case the Party required to make the release or announcement shall allow to the extent practicable, the other Party reasonable time to comment on such release or announcement in advance of its issuance.

(c)	Reasonable Commercial Efforts.

The Buyer and the Seller shall use their respective reasonable commercial efforts to cause the Closing to occur as soon as possible.

(d)	Consents and Waivers.

(i)	The Seller and the Buyer shall coordinate their efforts and shall use their respective commercially reasonable efforts to obtain necessary written consents, waivers, authorizations, orders, clearances, and approvals (including any post-Closing approvals) from, and to make all required registrations, declarations and filings with, and notices to, any third parties, including Governmental Entities (including in connection with any applicable Antirust Law) to effect, or in connection with the sale of the Assets and other transactions contemplated under this Agreement, other than such consents, waivers, authorizations, orders, clearances, and approvals the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of either party to consummate the transactions contemplated hereby or on the Assets, provided, however, that neither Party shall be required to take any action which would have a material adverse effect upon it or any of its Affiliates or to make any material monetary expenditures. Parties shall duly prepare and execute a letter to be filed before the corresponding Governmental Entity requesting its authorization for the assignment and transfer of the Concessions in favor of Buyer as provided in Section 72 of the Law No. 17,319 in the form attached as Schedule 6.3(d).

(ii)	Each of the Parties hereto shall (and shall cause its Affiliates to) as soon as practicable but in no event later than one (1) calendar week following the Closing Date, take all actions necessary to make the filings required under the Argentine Antitrust Law. In connection with the actions and procedures referenced in this Section 6.3(d), each Party shall: (A) promptly and fully inform the other Party of any written or material oral communication received from or given to any Governmental Entity, (B) permit the other Party to review any submission required to be made by one of the Parties to any Governmental Body, (C) consult with the other Party in advance of any meeting, conference or material discussion required by any Governmental Entity and (D) if permitted to do so by the relevant Governmental Entity, provide the other Party the opportunity to attend and participate in any such meetings, conferences and discussions. Each Party shall be responsible for its own costs and expenses in connection with the Argentine Antitrust Approval, provided however that the costs of translating this Agreement into Spanish shall be borne in equal halves. For the avoidance of doubt, Buyer acknowledges that the Argentine Antitrust Approval shall not be a condition to Closing and agrees to assume all the risks related to the Argentine Antitrust Approval (or the lack thereof) and that Seller shall not be required to return the Purchase Price in the event the Argentine Antitrust Approval is delayed, rejected or conditioned (a "Negative Antitrust Decision"). Buyer shall be solely responsible to perform any and all actions required by a Negative Antitrust Decision at its own risk and cost. Seller shall not be liable for any losses arising out of a Negative Antitrust Decision.

(e)	Further Assurances.

From time to time, as and when requested by either Party hereto, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as shall be reasonably necessary to consummate the transactions contemplated by this Agreement.

(f)	Warranty as to No Payments, Gifts and Loans.

Neither Party nor any of their respective Affiliates or agents has made or shall make, with respect to this Agreement, the Assets or operations conducted in respect thereof or any business in Argentina related thereto, any offer, payment, promise to pay, or authorization of payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything of value, which would cause any of the Parties hereto, or any of their respective Affiliates (with respect to business activities in Argentina) to have violated or be in violation of any Law.

(g)	Confidentiality.

This Agreement and its terms shall be held confidential by the Parties. Notwithstanding the foregoing sentence, each Party shall be entitled to disclose this Agreement and its terms (i) when required by law, (ii) when required by the rules or regulations of any stock exchange having jurisdiction over the Parties or its Affiliates, (iii) to its Affiliates, (iv) to its and its Affiliates’ employees, directors and officers, or (iv) to its and its Affiliates’ consultants, counsel, auditors or financial institutions, provided that, in the case of items (iii), (iv) and (v) the disclosing Party shall be liable in case of the breach by the receiving Party to the terms of this clause.

(h)	Liability.

Each Party shall be liable to the other Party for any breach of a representation, warranty, covenant or agreement made hereunder, subject to the limitations provided herein.

(i)	Contracts with Suppliers.

After the Execution Date and reasonably in advance of the estimated Closing Date, Seller shall request the written consent of its counterparties under the Contracts with Suppliers, and both Parties, together with each of such counterparties (subject to each counterparty’s consent), shall execute an agreement substantially similar to the form of agreement attached in Schedule 6.3(i), whereby, subject to Closing having occur, all rights and obligations of Seller under the Contracts with Suppliers shall be transferred to the Buyer as provided in Section 1636 of the Argentine National Civil and Commercial Code.

Within two (2) Business Days after Closing, Seller shall communicate to each of its counterparties under the Contracts with Suppliers that Closing has occurred and therefore, that the executed agreement above mentioned has come into full force and effect.

Each Party shall use its reasonable commercial efforts to cause this assignment, assumption and replacement to occur as soon as possible (subject its effectiveness only to Closing). Seller shall not guarantee (and Buyer hereby relinquishes and waives such guarantee to the fullest extent permitted by law) the existence and validity of the Contracts with Suppliers.

Buyer acknowledges that the Contracts with Suppliers list described in Schedule 1.2(Contracts with Suppliers) may be modified in cases in which Seller deem reasonable, timely and convenient to modify or terminate them, and/or to execute new Contracts with Suppliers, acting as a reasonable and prudent operator. Seller shall notify Buyer promptly of any modification to the Schedule 1.2(Contracts with Suppliers) as provided herein.

Buyer shall be liable for and shall indemnify, defend fully and hold Seller harmless against, all claims from the suppliers and the suppliers ‘personnel which arise out of or in connection with any event, incident, act or omission occurring on or after the Economic Date.

Seller shall be liable for and shall indemnify, defend fully and hold Buyer harmless against, all claims from the suppliers and the suppliers ‘personnel, which arise out of or in connection with any event, incident, act or omission occurring before the Economic Date.

(j)	Labor Matters.

Within two (2) Business Days after fulfillment of the conditions to Closing set forth in Section 4.3 (other than those conditions that by their terms are to be satisfied at the Closing), both Parties shall simultaneously execute with each of the Employees listed in Schedule 1.2(Employees) an agreement substantially similar to the form of agreement attached in Schedule 6.3 (j), and to honor the commitments assumed therein in a timely manner. Buyer shall not terminate without just cause or without previous agreement with the relevant labor union any of the Employees listed in Schedule 1.2(Employees) for a period of six (6) months as from the execution of the aforementioned agreement.

Pending Closing and also after Closing, the Seller and the Buyer shall obtain the Ministry of Labor approvals (homologacion) or registration, as the case may be, of all the agreements entered with each of the Employees as provided above as soon as possible after Closing.

Buyer shall be liable for and shall indemnify, defend fully and hold Seller harmless against, all third party claims in respect of any labor contract between (x) either the Seller or the Buyer, and (y) any Employee, which arise out of or in connection with any event, incident, act or omission occurring on or after the Closing Date. Seller shall be liable for and shall indemnify, defend fully and hold Buyer harmless against, all third party and any Employee claims in respect of any labor contract between (x) either the Seller or the Buyer, and (y) any Employee, which arise out of or in connection with any event, incident, act or omission occurring before the Closing Date. Each Party shall notify the other Party as soon as reasonably practicable after receiving notice of any claim, demand or action that may be presented to or served upon each of them as described herein, and shall afford the other Party full opportunity to assume the defense of such claim, demand or action.

(k)	Surface Rights and Permits.

If the laws or instruments governing any Surface Rights or Permits require any consent from or notice to any counterparty or authority for their terms to be enforceable by Buyer as a successor in interest of Seller in the Concessions, then Seller agrees to use its reasonable commercial efforts to obtain any such consents and/or provide any such notices no later than five (5) Business Days after the Closing Date.

SECTION 7

ASSIGNMENT

This Agreement and the rights and obligations hereunder may not be assigned or transferred by the Buyer or the Seller; provided that nothing herein shall prevent any corporate reorganization, merger or sale of the shares of either Party. For the avoidance of doubt, this Section 7 only pertains to assignment of rights and obligations from the Execution Date to the Closing Date.

SECTION 8

NO THIRD – PARTY BENEFICIARIES

This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto, and their successors and assignees, any legal or equitable rights or obligations hereunder.

SECTION 9

TERMINATION

9.1	This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of the Parties;

(b)	by either the Seller or the Buyer, duly giving notice in writing to the other Party of its intention to terminate this Agreement:

(i)	if there shall have been any breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (1) would give rise to the failure of a condition to the Closing hereunder and (2) either (A) cannot be cured or (B) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. on the date that is 20 Business Days following receipt by the breaching Party of written notice of such breach or (y) 5:00 p.m. on the date immediately preceding the Termination Date;

(ii)	if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Seller and the Buyer shall use their reasonable commercially efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this clause shall not be available to any Party who did not use reasonable efforts to lift any such order, decree, ruling or other action; or

(iii)	if the Closing shall not have occurred on or before 5:00 p.m. on the date falling eight (8) months after the execution hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

9.2       In the event of the termination of this Agreement by either the Seller or the Buyer, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Seller or the Buyer or their respective Affiliates, directors, officers, employees or stockholders, except for the provisions of:

(a)        Section 6.3(b) relating to publicity;

(b)        Section 6.3(g) relating to confidentiality obligations;

(c)       this Section 9;

(d)       Section 12 relating to certain expenses;

(e)       Section 14 relating to notices;

(f)       Section 17 relating to governing law; and

(g)       Section 18 relating to dispute resolution.

9.3       Nothing in this Section 9 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

9.4       Notwithstanding the foregoing Section 9.2,

(a)	if this Agreement terminates pursuant to Section 9.1(b)(i) being the Seller the breaching party, the Buyer shall be entitled to (i) the reimbursement by Seller of the Security Deposit within the next 15 Business Days of such termination, (ii) an amount equal to the sum of all reasonable out-of-pocket expenses duly evidenced (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by Buyer or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, and (iii) interest accrued by the Security Deposit since receipt thereof by Seller until reimbursement to Buyer at a rate per annum equal to 80 basis points less transactional costs (i.e. transfer fees, etc.);

(b)	if this Agreement terminates pursuant to Section 9.1(b)(i) but only in the event of Buyer´s material breach of an essential obligation of Buyer hereunder, the Seller shall be entitled to termination damages (“Termination Damages”) for an amount equal to the Security Deposit, which the Parties have estimated and agreed in advance as reasonable compensation. The Seller shall be entitled to set off the payment of the Termination Damages against the Security Deposit; and

(c)	if this Agreement terminates other than for Buyer´s material breach of an essential obligation of Buyer hereunder the Seller shall reimburse the Buyer the Security Deposit within the next 15 Business Days of such termination by wire transfer, in immediately available funds, in USD and to an account specified by the Buyer.

SECTION 10

TAXATION

Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated hereunder shall be borne by Seller or Buyer as required by applicable law.

Buyer shall pay any applicable VAT. The Parties acknowledge that the sale and purchase of the Property as of the Closing Date is subject to VAT.

If stamp tax is payable as a result of the transactions contemplated hereunder, the Parties shall support such tax, together with any applicable interest, penalties and attorneys fees in equal halves. However, Seller shall pay the tax arising thereof entirely by the due date, and Buyer shall reimburse the fifty percent (50%) of the amount paid within two (2) Business Days as from the receipt of the notification from Seller requesting the reimbursement.

SECTION 11

PROVISIONS RELATING TO REPRESENTATION AND COVENANTS

11.1	Survival.

The Parties agree that the representations, warranties, covenants and agreements in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder and shall terminate one (1) year after the Closing.

11.2	Limitation on Liability.

No Party shall have any liability for any punitive, incidental, consequential, special, exemplary or consequential damages, lost profits or diminution in value, arising in connection with or with respect to this Agreement, except in case of gross negligence or wilful misconduct.

Save to the extent that any liability arises due to fraud and save for the payment obligations provided in Section 3, the liability of Seller and the Buyer in respect of all claims whatsoever (including all associated costs and expenses) under this Agreement shall not exceed an amount equivalent to the Purchase Price.

SECTION 12

EXPENSES

Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of all professional advisors, shall be paid by the Party incurring such costs or expenses. For the avoidance of doubt, the Notary Public fees shall be paid exclusively by the Buyer.

SECTION 13

AMENDMENTS AND WAIVERS

No amendment or waiver in respect of this Agreement shall be effective unless, in the case of an amendment, such amendment shall be in writing, designated an amendment and signed by both Parties hereto, and, in the case of a waiver, such waiver shall be in writing, designated a waiver, specifically refer to this Agreement and be signed by the Party against whom such waiver is sought to be enforced.

SECTION 14

NOTICES

Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient); provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (local time) shall be deemed to have been received at 9:00 a.m. (local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):

(i)	if to the Seller,

Pluspetrol S.A.

Lima 339

Buenos Aires, Argentina

Attention:	Mr. Claudio Vázquez
Facsimile:	(54 11) 4340-2351
Email:	cvazquez01@pluspetrol.net

(ii)	if to the Buyer,

GeoPark Argentina Ltd.

Florida 981, Piso 2

Buenos Aires, Argentina

Attention:	Mr. Guillermo Portnoi
Facsimile:	(54 11) 4312-9146
Email:	gportnoi@geo-park.com

SECTION 15

COUNTERPARTS

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 16

ENTIRE AGREEMENT

This Agreement together with its Schedules and Exhibits contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein (including this Agreement and the Exhibits attached hereto).

SECTION 17

GOVERNING LAW

This Agreement is governed by and shall be constructed in accordance with the Law of Argentina exclusive of any conflict of law principles that could require or permit application of the substantive law of any other jurisdiction.

SECTION 18

DISPUTE RESOLUTION

(a)	Arbitration.

Except as provided under Section 3.5, any dispute arising out of or relating to this Agreement shall be exclusively and finally settled by arbitration in accordance with this Section 18.

(b)	Rules of Arbitration.

The arbitration shall be conducted in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) in effect as of the date of the initiation of the arbitration, except to the extent that the ICC Rules conflict with the provisions of this Section 18, in which event the provisions of this Section 18 shall control.

(c)	Arbitrators.

The arbitration shall be heard and determined by three (3) arbitrators. Each Party shall appoint an arbitrator of its choice within thirty (30) days of the submission of a request for arbitration, and the two so appointed shall appoint the third arbitrator within thirty (30) days following the appointment by the Parties. If the two arbitrators appointed by the Parties cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party fails or refuses to appoint its Party-appointed arbitrator within the prescribed period, the appointing authority for the implementation of such procedure shall be the Court of Arbitration of the ICC, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

(d)	Location; Language.

The arbitration shall be conducted in the City of Buenos Aires, Argentina, or such other place as mutually agreed by the Parties to the arbitration proceedings, and shall be conducted in Spanish; provided that, any witnesses whose native language is not Spanish may give testimony in their native language, with simultaneous translation into Spanish by a translator duly appointed by the appointed arbitrator at the expense of the Party on whose behalf such witness testifies.

(e)	Arbitration at Law.

The arbitrators shall render their award based upon applicable Law.

(f)	Binding Decision and Award.

The decision of the arbitrators shall be final and binding upon the Parties to the arbitration proceedings. The Parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The Parties hereto agree that the arbitral award may be enforced against the Parties to the arbitration proceedings or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(g)	Arbitration and Arbitrator’s Fees, Costs and Expenses.

All arbitration and arbitrator’s fees, costs and expenses shall be borne as decided by the arbitrators in the arbitration award.

SECTION 19

SEVERABILITY

If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

* * * *

/s/ Marcos Roberto Jamie Bindon

By: Pluspetro S.A.

Name: Marcos Roberto Jaime Bindon

Title: Attorney-in-fact